We need your vote on LB Family of Funds shareholder proposals

Have you voted your shares in response to the proxy statement sent to shareholders of the Lutheran Brotherhood Family of Funds? Have you contacted your members who are shareholders and encouraged them to vote their shares?

Gaining a quorum of votes is critical to conducting the June 16 shareholder meeting. As of June 1, we have received approximately a 30 percent response to the proxy. While this is a strong early showing, we need at least a 50 percent response rate in order to conduct a shareholder meeting.

Deadline is around the corner: All shareholders, including Thrivent Financial representatives, are encouraged to vote their shares as soon as possible - the deadline is June 16, 6 a.m. Central time. A voting instruction card was included in each proxy package. Shareholders can vote by mail, phone or via the Internet at https://vote.proxy-direct.com.